United States securities and exchange commission logo





                     November 15, 2021

       H. W. Bromley
       Chief Financial Officer
       Kidoz Inc.
       Hansa Bank Building, Ground Floor, Landsome Road
       AI 2640, The Valley, Anguilla, B.W.I

                                                        Re: Kidoz Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 1, 2021
                                                            File No.
333-120120-01

       Dear Mr. Bromley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services